EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors of WeTrade Group Inc.

We consent to the incorporation by reference in the Form S-1 of WeTrade Group Inc. as to our report dated March 6, 2020 with respect to the Balance Sheets of WeTrade Group Inc. as of December 31, 2019 and the related Statements of Operations, Statement of Shareholders’ Deficit and Statement of Cash Flows for the period from March 28, 2019 (inception) to December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP
Diamond Bar, California

March 6, 2020